EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-128691 on Form S-8 of Franklin Resources, Inc. of our report dated March 14, 2012, on the financial statements of Franklin Templeton 401(k) Retirement Plan appearing in this Annual Report on Form 11-K of Franklin Templeton 401(k) Retirement Plan for the year ended September 30, 2011.

/s/ Crowe Horwath LLP
Sacramento, California
March 14, 2012